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                                   EXHIBIT 12


                               SAFETY-KLEEN CORP.
                       Ratio of Earnings to Fixed Charges
                                ($ in thousands)
                                  (Unaudited)

                                                              Nine Months Ended
                                                                   May 31,
                                                              1999       1998
                                                            --------   --------
Income (loss) before income tax expense                     $130,325   $(16,618)
Add,
 Portions of rents representative of the interest factor      14,297     10,407
 Interest on indebtedness, including amortization of
  deferred financing charges                                 132,256     61,266
                                                            --------   --------
Income as adjusted                                          $276,878   $ 55,055
                                                            ========   ========
Fixed charges:
 Portions of rents representative of the interest factor    $ 14,297   $ 10,407
 Interest on indebtedness, including amortization of
  deferred financing charges                                 132,256     61,266
                                                            --------   --------
Total fixed charges                                         $146,553   $ 71,673
                                                            ========   ========

Ratio of earnings to fixed charges                             1.89x      0.77x
                                                            ========   ========